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                                                            OMB APPROVAL

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                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549


                             ---------------------------


                                     SCHEDULE 13G

                      UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO.      )*


                                    Echocath, Inc.
                         ------------------------------------
                                   (Name of Issuer)


                          Class A Common Stock, no par value
                         ------------------------------------
                            (Title of Class of Securities)


                                     278760 10 3
                         ------------------------------------
                                    (CUSIP Number)


    * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  Page 1 of 5 Pages

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CUSIP NO. 278700 10 3                 13G             Page 2 of 5 Pages

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON - ULTRAMED, INC.
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  / /
                                                                      (b)  / /
--------------------------------------------------------------------------------
 3  SEC USE ONLY

--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION
                                      NEW JERSEY
--------------------------------------------------------------------------------
   NUMBER OF            5  SOLE VOTING POWER
  SHARES BENEFI-                                 239,784 (1)
 CIALLY OWNED BY    ------------------------------------------------------------
 EACH REPORTING         6  SHARED VOTING POWER
   PERSON WITH                                        0
                    ------------------------------------------------------------
                        7  SOLE DISPOSITIVE POWER
                                                 239,784 (1)
                    ------------------------------------------------------------
                        8  SHARED DISPOSITIVE POWER
                                                      0
--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                       239,784
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                    / /
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                      12.96% (2)
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
                                          CO
--------------------------------------------------------------------------------

                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Represents shares of Class B Common Stock, each of which is entitled to five votes on all matters upon which stockholders may vote and is convertible into one share of Class A Common Stock.
(2) Based on 1,610,000 shares of Class A Common Stock outstanding plus the 239,783 shares of Class B Common Stock owned by the reporting person. Does not give effect to an additional 1,260,216 outstanding shares of Class B Common Stock which the reporting person does not beneficially own.

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                                                      Page 3 of 5 Pages

ITEM 1.

(a) The name of the issuer is Echocath, Inc. (the "Company").

(b) The address of the Company's principal executive offices is 4326 U.S. Route 1, Monmouth Junction, New Jersey, 08852.

ITEM 2.

(a) The name of the entity filing this statement is Ultramed, Inc.

(b) The addresses of the principal business offices of the person filing this statement is c/o Frank Joworisak, c/o Echocath, Inc., P.O. Box 7224, Princeton, New Jersey 08543.

(c) The person filing this statement is a citizen of the United States of America.

(d) The title of the class of securities for which this statement is being filed is Class B Common Stock, no par value per share ("Class B Common Stock").

(e) The CUSIP number of the class of securities for which this statement is being filed is 278760 10 3.


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

Not applicable.


ITEM 4.  OWNERSHIP

See the responses set forth in items (5)-(9) and (11) on page two hereof for information relating to the reporting person's beneficial ownership of Common Stock of the Company.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

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                                                      Page 4 of 5 Pages

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.


ITEM 10. CERTIFICATION

Not applicable.

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                                                      Page 5 of 5 Pages

                                      SIGNATURE


    After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                    Date:     February 21, 1997
                                              ---------------------------------

                                    ULTRAMED, INC.


                                    By: /s/ Frank Joworisak
                                        ---------------------------------------
                                          Frank Joworisak
                                          President




    The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

         NOTE. Six copies of this statement, including all exhibits, should be filed with Commission.

         ATTENTION. INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).